EXHIBIT 99.1
Celebrate Express, Inc. Announces Fourth Quarter and Full Fiscal Year 2007 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—July 26, 2007—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its fourth quarter and full fiscal year ended May 31, 2007, including:
•	Gross margin percentage for fiscal 2007 increased 300 basis points from the prior year to 52.1%.

•	574,000 new customers were added to the database during fiscal 2007, an increase of 20%, bringing the total customer file to 3.4 million at May 31, 2007.

•	Fourth quarter fiscal 2007 pro forma net income*, excluding stock-based compensation, improved to $146,000 or $0.02 cents per diluted share, compared with a net loss of ($324,000) or ($0.04) per diluted share in the fourth quarter of fiscal 2006.
Celebrate Express reported net sales of $20.1 million in the fourth quarter of fiscal 2007, a decrease of 17% from net sales of $24.2 million during the same period last year. The net loss for the fourth quarter of fiscal 2007 was ($62,000), or ($0.01) per diluted share, compared with a net loss of ($324,000), or ($0.04) per diluted share, in the fourth quarter of fiscal 2006. Weighted average diluted shares outstanding were 7.9 million for the fourth quarter of fiscal 2007, compared to 7.8 million for the fourth quarter of fiscal 2006.
For the fiscal year ended May 31, 2007, net sales decreased 2.0% to $85.2 million from $87.0 million in the prior fiscal year. For the year just ended, net income was $43,000, or $0.01 per diluted share, compared with net income of $405,000, or $0.05 per diluted share, for fiscal 2006. Weighted average diluted shares outstanding were 8.0 million for fiscal 2007, compared with 7.9 million for fiscal 2006.
The decrease in revenue from fiscal year 2006 to fiscal year 2007 was driven entirely by the change in revenue for the Storybook Heirlooms brand, which declined $6.9 million in the year just ended. This decrease was due to the wind-down of the brand, which was completed in April 2007. The Costume Express brand represented a growing portion of overall net sales during the year and increased 38% from fiscal 2006. Birthday Express brand net sales were up 1.3% from prior year as the Company focused on balancing growth with profitability. The Company also recorded $560,000 of advertising revenue from web advertising sources during the current year representing a new revenue stream for Celebrate Express generated through monetizing customer website traffic. The Company had no comparable revenue in the prior fiscal year.
Kevin Green, chief executive officer of Celebrate Express stated, “We made significant strides on many fronts in fiscal 2007. We have seen positive trends in gross margins, provided a year of great service to our customers through improved distribution operations while simultaneously reducing operational costs, and recently filled our last remaining open senior management position, vice president of marketing. We have completed the difficult but necessary step of consolidating our print manufacturing and customer service operations into our Greensboro, North Carolina location. The consolidation was completed in early July 2007 and will provide for more efficient and consistent management of those functions in a single location. Costs associated with this facility closure were approximately $250,000, of which approximately $200,000 was expensed in fiscal 2007. We expect that the savings in fiscal 2008 could be up to double the total cost incurred. These and other foundation building activities completed in fiscal 2007 now afford us more stability and allow us more flexibility for other key initiatives going forward.”
During fiscal 2007, the Company attracted approximately 574,000 new customers, compared with 560,000 in the prior year, an increase of 2.8%. The total customer database at the end of fiscal 2007 was approximately 3.4 million customers representing growth of 20% from the end of fiscal 2006 and continued strong customer acquisition. Net sales per order were $77.87 in fiscal 2007, compared with $82.12 in fiscal 2006. The reduction in net sales per order was due in part to the lower average order size for the Storybook Heirlooms brand, which decreased from $100.45 in fiscal 2006 to $78.77 in fiscal 2007 as a result of heavily discounted sales efforts undertaken to liquidate inventory. Orders taken over the Company’s websites increased as a percentage of total orders and represented approximately 76% of total orders in fiscal 2007, up from approximately 69% in the prior year.
Gross margin increased to 54.7% of net sales during the quarter just ended from 48.6% in the same quarter of the prior year. For fiscal 2007, gross margin was 52.1%, compared with 49.2% in fiscal 2006. Year-over-year improvements in gross margin for the quarter and year just ended were driven by multiple factors:
•	The Storybook Heirlooms brand had a lower gross margin than the continuing brands. As this brand became a smaller portion of the Company’s revenue stream, gross margin benefited from the shift in mix to the higher margin brands.

•	Average outbound shipping costs per package went down despite increases in the rates of third party carriers. The decrease in this average package cost resulted from improvements in the Company’s distribution operations, resulting in fewer packages sent via expedited delivery methods to meet customer delivery expectations.

•	Merchandise margins in both the Birthday Express and Costume Express brands improved. The Company anticipates further improvement in this area through continued focus on sourcing opportunities.

•	In fiscal 2007, the Company implemented a program on its website that started generating advertising revenue with very little associated cost.
Fulfillment costs decreased to 12.9% of net sales during the fourth quarter of fiscal 2007, compared with 14.3% during the same quarter last year. This quarter-over-quarter decrease was due to a continued reduction in distribution center and customer service labor costs as a percentage of revenue. The Company reduced fulfillment labor and related costs over 27% from the same quarter last year, while net sales decreased only 17%. For fiscal 2007, fulfillment costs were 13.5%, which is consistent with 13.4% in the prior year.
Mr. Green continued, “The cost improvements in operations for the fourth quarter were especially meaningful given the shift in our revenue mix away from the Storybook Heirlooms brand, which was much easier to pick, pack and ship out of the distribution center. In the fourth quarter of fiscal 2006, Storybook revenue accounted for nearly 12% of the Company’s total revenue, compared with less than 1% in the fourth quarter of fiscal 2007. Much of the operational cost improvements have come in the form of process enhancements creating labor efficiencies and decreased error rates in the distribution center. As we decrease error rates, we decrease customer service and distribution labor and increase customer satisfaction. We have a solid team in place and remain focused on continued improvements in this area.”

Selling and marketing expenses increased to 29.1% of net sales during the quarter just ended, compared with 27.8% of net sales in the same quarter last year. The increase as a percentage of net sales for the quarter was driven primarily by costs associated with our internal marketing and merchandising departments, which increased approximately 5% from the same quarter last year. Advertising costs, such as catalog expenses, paid-search costs and other direct marketing expenses, decreased 17.8% in the fourth quarter from the same period in the prior year, corresponding more closely with the change in sales. For the fiscal year ended May 31, 2007, selling and marketing costs increased to 27.7% of net sales, compared to 25.4% in fiscal 2006. The increase as a percentage of sales for the full fiscal year is due to softness in response rates in the Birthday Express business, as well as more aggressive marketing efforts for the Costume Express brand during the Halloween season.
Mr. Green continued, “As anticipated, we experienced revenue softness in the Birthday Express brand during the year as we annualized the distribution issues that affected our customers in fiscal 2006. We continue to explore new cost effective ways of customer acquisition and retention to reinvigorate Birthday Express growth. While these past service issues will continue to have lingering effects, over the past 12 months we have consistently improved our service, which we expect will rejuvenate the ‘word of mouth’ advertising that has been so valuable to Celebrate Express over the years.”
General and administrative costs were $3.0 million in the quarter just ended, up from $2.4 million in the same quarter last year, due primarily to increases in wages and stock compensation, along with costs associated with the relocation of the Company’s customer service and manufacturing operations to the Greensboro facility of approximately $200,000 within the quarter. General and administrative costs increased to $10.7 million, or 12.6% of net sales in fiscal 2007, compared with $8.5 million, or 9.7% in fiscal 2006. The two most significant components of this change were increases in staffing and other headcount costs of $1.1 million and stock compensation expense of $948,000.
Mr. Green concluded, “Throughout fiscal 2007, we made a number of investments aimed at stabilizing the infrastructure of the Company in terms of management, technology and operations. The significant and critical task of adding four new members to the senior management team was completed as of May 2007. While additional building blocks still need to be put in place, and we have more basic blocking and tackling to do this year, we anticipate being able to begin to leverage this work toward the end of the new fiscal year. The ingredients for success remain firmly in place, which include our broad range of product offerings and licenses, many of which are exclusive, our fertile and growing customer base of affluent households, most with children present, and strong brand awareness.”
Other Information
•	The Company’s customer database is now at approximately 3.4 million customers, compared with 2.8 million customers last year, an increase of 20%.

•	The Company had cash and cash equivalents of $21.2 million at May 31, 2007, compared with $31.3 million at May 31, 2006. The Company declared a special one-time dividend of $1.25 per share payable on April 26, 2007 to shareholders of record on April 12, 2007. This dividend reduced the cash balance by approximately $9.9 million.

•	Effective with its fiscal year 2007, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment,” relating to the expensing of stock-based compensation. During the fourth quarter of fiscal 2007, the Company recorded stock compensation expense of $342,000, compared with stock compensation expense of $52,000 during the same quarter in the prior year. Total stock compensation expense for fiscal 2007 was $1.3 million, compared with $179,000 in fiscal 2006.

Definitions:
*Pro Forma Net Income and EPS: To supplement its financial statements presented in accordance with generally accepted accounting principles, the Company has presented pro forma net income and EPS. The Company defines pro forma net income and EPS as net income per share excluding stock-based compensation expense, net of the related tax effect, as calculated under FAS No.123R. The Company believes pro forma net income and EPS provide a meaningful measure of year-to-year period comparative performance due to the prospective adoption of FAS No. 123R at the beginning of fiscal 2007 creating new stock-based compensation; however, its use and corresponding results do not lessen the importance of the comparable GAAP measures. Investors are encouraged to review the related GAAP financial measure and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure included in this press release.
Conference Call
Company management will be holding a conference call to discuss financial results for its fourth quarter and full fiscal year 2007 on Friday, July 27, 2007 at 8:30 a.m. ET/ 5:30 a.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-270-6057 and entering password 22954016. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 10945301.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report filed on Form 10-Q and Annual Report on Form 10-K. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, which we expect to file on or before August 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	May 31,	May 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,224	$31,327
Accounts receivable	1,490	339
Inventories	9,039	8,333
Prepaid expenses	3,693	4,097
Deferred income taxes	347	400

Total current assets	35,793	44,496

Fixed assets, net	$4,454	$4,662
Deferred income taxes	7,772	7,940
Other assets, net	101	102

Total assets	$48,120	$57,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,752	$3,151
Accrued liabilities	3,648	3,972

Total current liabilities	6,400	7,123

Shareholders’ equity
Common stock and additional paid-in capital	67,122	65,495
Unearned compensation		(213)
Accumulated deficit	(25,402)	(15,205)

Total shareholders’ equity	41,720	50,077

Total liabilities and shareholders’ equity	$48,120	$57,200

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended		Years Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006
Net sales	$20,109	$24,173	$85,243	$87,016
Cost of sales (1)	9,101	12,426	40,821	44,244

Gross margin	11,008	11,747	44,422	42,772
Operating expenses:
Fulfillment (1)	2,594	3,449	11,501	11,617
Selling and marketing (1)	5,857	6,724	23,640	22,076
General and administrative (1)	2,982	2,401	10,715	8,476
Severance and related expenses	—	—	—	1,179

Total operating expenses	11,433	12,574	45,856	43,348

Loss from operations	(425)	(827)	(1,434)	(576)
Other income, net:
Interest income, net	351	362	1,561	1,231

Net income (loss) before income taxes	(74)	(465)	127	655
Income tax (expense) benefit	12	141	(84)	(250)

Net income (loss)	$(62)	$(324)	$43	$405

Net income (loss) per share:
Basic	$(0.01)	$(0.04)	$0.01	$0.05

Diluted	$(0.01)	$(0.04)	$0.01	$0.05

Weighted average shares outstanding:
Basic	7,933	7,772	7,850	7,672
Diluted	7,933	7,772	7,955	7,940

(1)	Stock-based compensation is included in the expense line items above in the following amounts:

Cost of Sales	2	6	28	21
Fulfillment	11	7	58	22
Selling and marketing	50	13	198	63
General and administrative	279	26	1,021	73

	342	52	1,305	179

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years Ended
	May 31,	May 31,
	2007	2006
Cash flows from operating activities:
Net income	$43	$405
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	139	204
Depreciation and amortization	1,602	1,506
Stock-based compensation	1,305	179
Excess tax benefit from exercise of stock options	(217)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,152)	(125)
Inventories	(705)	62
Prepaid expenses and other assets	405	(626)
Accounts payable	(400)	182
Accrued liabilities	(323)	1,901

Net cash provided by operating activities	697	3,688

Cash flows from investing activities:
Payments for purchases of fixed assets	(1,393)	(3,586)

Net cash used in investing activities	(1,393)	(3,586)

Cash flows from financing activities:
Dividends paid	(9,942)	—
Principal payments on capital lease obligations	—	(17)
Employee stock purchase plan shares issued	65	86
Proceeds from exercise of stock options	253	387
Excess tax benefit from exercise of stock options	217	—

Net cash provided by (used in) financing activities	(9,407)	456

Net increase (decrease) in cash and cash equivalents	(10,103)	558

Cash and cash equivalents:

Beginning of year	31,327	30,769

End of year	$21,224	$31,327

CELEBRATE EXPRESS, INC.
Reconciliation of Net Income (Loss) Per Share to Pro Forma Net Income (Loss) Per Share
(unaudited)
(in thousands)

	Three months ended		Years Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006
Net income (loss)	$(62)	$(324)	$43	$405
Add: FAS 123R stock-based compensation expense, net of tax	208	—	750	—

Net income (loss) excluding the impact of FAS 123R	$146	$(324)	$793	$405

Basic and diluted net income (loss) per share	$(0.01)	$(0.04)	$0.01	$0.05
Add: FAS 123R stock-based compensation expense, per basic and diluted share	$0.03	—	$0.09	—

Basic and diluted net income (loss) per share excluding the impact of FAS 123R	$0.02	$(0.04)	$0.10	$0.05